EXHIBIT 99.1
Vishay Intertechnology Closes Offering of $600 Million of 2.25% Convertible Senior Notes

MALVERN, PA — June 13, 2018 — Vishay Intertechnology, Inc. (NYSE: VSH) today announced the closing of its offering of $600 million aggregate principal amount of 2.25% convertible senior notes due 2025. The notes were offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The notes are Vishay's general unsecured obligations and subordinated in right of payment to Vishay's senior secured debt, including amounts borrowed under its senior secured credit facility. Interest will be payable on the notes semi-annually at a rate of 2.25% per annum. The notes will be initially convertible, subject to certain conditions, into cash, shares of Vishay's common stock or a combination thereof, at Vishay's option, at an initial conversion rate of 31.7536 shares of common stock per $1,000 principal amount of notes. This represents an initial effective conversion price of approximately $31.49 per share. This initial conversion price represents a premium of 27.5% to the closing price of Vishay's common stock on June 7, 2018, which was $24.70 per share.

Vishay may not redeem the notes prior to maturity and no "sinking fund" is provided for the notes. If Vishay undergoes a "fundamental change," holders of the notes may require Vishay to repurchase all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest. Vishay will pay cash or, in certain circumstances, stock or a combination of cash and stock, for all notes so repurchased. In addition, upon certain corporate transactions, Vishay will, under certain circumstances, increase the conversion rate for holders who convert notes in connection with such corporate transactions. At the direction of its Board of Directors, Vishay intends, upon conversion, to repay the principal amount of the notes in cash and settle any additional amounts in shares.

Vishay used all of the net proceeds from this offering to repurchase $220 million aggregate principal amount of its existing 2.25% convertible senior debentures due 2040 and $69 million aggregate principal amount of its existing 2.25% convertible senior debentures due 2042 through individually negotiated agreements with a limited number of holders of such outstanding debentures.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and any shares of Vishay's common stock that may be issued upon conversion of the notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, market conditions, potential fluctuations in Vishay's stock price, and other risks described in Vishay's Annual Report on Form 10-K for the year ended December 31, 2017. Vishay does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

CONTACT:
Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300